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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 AND
  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997



				    First Quarter    First Quarter    Year-to-Date
				     March 31,        March 31,       December 31,
BASIC                                   1998             1997             1997
				    _____________    _____________    ____________
Earnings:
    Income applicable to common
     stock                             $514,988         $341,615       $1,600,217
				    ===========       ==========       ==========
Shares:
    Weighted average number of
      common shares outstanding       1,587,674        1,543,731        1,554,968
				    ===========       ==========       ==========

Earnings per common share:
    Income applicable to common
     stock                                $0.32            $0.22            $1.03
				    ===========       ==========       ==========


DILUTED

Earnings:
    Net income                         $552,508         $381,422       $1,754,692
				    ===========       ==========       ==========

Weighted average number of
    common shares outstanding         1,587,674        1,543,731        1,554,968

    Assuming exercise of
      options, reduced by the
      number of shares which
      could have been purchased
      with the proceeds from
      exercise of such options
      at the average issue price         51,526                -           16,491

    Assuming conversion of
      preferred stock at a
      conversion rate of
      1 to 1.999 shares                 317,873          343,140          332,546
				    ___________       __________       __________
    Weighted average number of
      common shares outstanding,
      as adjusted                     1,957,073        1,886,871        1,904,005
				    ===========       ==========       ==========

Fully diluted earnings per common
  shares                                  $0.28            $0.20            $0.92
				    ===========       ==========       ==========

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